Exhibit 10.1

INVO Bioscience Inc.

Distribution Agreement

THIS AGREEMENT is made this 2nd day of December 2020, (the “Commencement Date”) between INVO Bioscience Inc., a corporation organized and existing under the laws of Nevada with a registered office at 5582 Broadcast Court, Sarasota, FL 34240 USA (“INVO”) and Tasnim Behboud Arman, a medical distribution company with an address of Unit 6, No. 78, Karimi St. Mousivand St., Shariati St. Tehran, IRAN, (“DISTRIBUTOR”). INVO and DISTRIBUTOR may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, DISTRIBUTOR is a distribution company with the resources and expertise necessary to distribute medical devices such as those Products manufactured by INVO;

WHEREAS, INVO is the global manufacturer of the patented INVOcell™ and INVO procedure and affiliated Medical Devices and accessories;

WHEREAS, DISTRIBUTOR desires to obtain from INVO and INVO desires to grant to DISTRIBUTOR, on the terms and conditions set forth below, the right to exclusively distribute the Products to customers (qualified physicians and fertility clinics) within the Territory; and

WHEREAS, INVO is entering into this Agreement based on assurances that DISTRIBUTOR will devote its best efforts to market and distribute certain Products in the Territory and will otherwise adhere to all the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are now and forever acknowledged and confessed, the Parties hereto agree as follows:

1.     GRANT OF DISTRIBUTION RIGHTS

A.     Subject to all of the terms and conditions of this Agreement (including the attached Exhibits), INVO hereby grants the DISTRIBUTOR the exclusive right to distribute the INVO products to this Agreement (the “Products”) set forth on Exhibit A in the territory described in Exhibit B (the “Territory”).

B.     Any other products actually purchased by DISTRIBUTOR from INVO during the term hereof that might be added to this Agreement on a case-by- case basis;

2.     APPOINTMENT

A.     DISTRIBUTOR is appointed exclusive Distributor only for the Territory and will not utilize, re-sell any Products to any Parties located outside the Territory. DISTRIBUTOR will not distribute or re-sell Products in the Territory to any person or entity, which DISTRIBUTOR knows or should know, will use, utilize, distribute or sell Products outside the Territory. DISTRIBUTOR will promptly notify INVO of all sales and procedure requests received from potential patients and customers inside or outside the Territory for Products, which are to be utilized or sold outside the Territory. INVO reserves the right to distribute, whether directly or indirectly, any and all Products worldwide without restriction inside or outside of the DISTRIBUTOR’s defined Territory.

B.     INVO will promptly notify DISTRIBUTOR of all requests received from potential patients and customers inside the Territory looking to utilize the INVO Procedure and Products inside the Territory.

3.     TERM OF AGREEMENT AND EARLY TERMINATION

A.     This Agreement will begin on the Commencement Date and will continue for a period of one (1) year (the “Term”), unless otherwise terminated in accordance with the provisions of this Agreement. This Agreement may be renewed upon the mutual agreement of the Parties.

B.     Early Termination. Notwithstanding any other provisions of this Agreement, this Agreement may be terminated before its normal expiration date under the following circumstances:

1.     If either Party defaults in the performance of any of its obligations under this Agreement, the other Party may give written notice to the defaulting Party specifying the nature and the extent of the default and demanding a cure to the default, and the defaulting Party will then have thirty (30) days to cure each default. If the default is not cured within thirty (30) days of the date of notice, then the aggrieved Party may by written notice terminate this Agreement effective immediately upon the defaulting Party's receipt of the notice.

2.     If either Party becomes bankrupt or insolvent or makes an assignment for the benefit of its creditors, or has a receiver appointed for it or for any of its properties, the other Party will have the right to terminate this Agreement effective immediately upon the date of written notice to the other Party. All outstanding debts will be required to be paid to the other Party within 30 days of this notice.

3.      Either Party shall have the right to terminate this Agreement or any licenses surviving hereunder after termination of this Agreement in the event such other Party undergoes a Change of Control provided that the terminating Party must exercise such right no later than ninety (90) days after receiving notice of such Change of Control.

4.     Either Party will have the right to terminate this Agreement immediately upon written notice to the other in the event that any other agreement existing between INVO (or its affiliates) and DISTRIBUTOR (or its affiliates) terminates for cause during the term of this Agreement.

5.     In the event there shall be a change in applicable country statutes, local statutes, case law, administrative interpretations, regulations or general instructions, the adoption of new federal or local legislation, or a change in any third-Party reimbursement system, any of which are reasonably likely to materially and adversely affect the manner in which either Party may perform or be compensated under this Agreement or which shall make this Agreement or any related agreements unlawful or unenforceable, or which would be reasonably likely to subject either Party to this Agreement, or any member, manager, officer, director, employee, agent or affiliated organization to any civil or criminal penalties or administrative sanctions, the Parties shall immediately use their best efforts to enter into a new service arrangement or basis for compensation for the services furnished pursuant to this Agreement that complies with the law, regulation, or policy, or which eliminates the possibility of such penalties, sanctions or unenforceability, and that approximates as closely as possible the economic position of the Parties prior to the change.

6.     Selling or distributing product outside of defined Territory is grounds for immediate termination of this Agreement.

C.     Obligations Upon Termination

1.     In the event of the termination of this Agreement by INVO pursuant to Sections 3.B.1 or 3.B.4, INVO will have the right to withhold payment of any amounts owed by INVO under the Agreement as a set-off against any damages, including fines and attorneys' fees, which INVO incurs as a result of DISTRIBUTOR's default.

2.     Immediately upon the termination or expiration of this Agreement, DISTRIBUTOR's appointment will terminate and all of DISTRIBUTOR's rights under the Agreement will terminate, including the right to any additional payments or fees, or other termination claims, except that DISTRIBUTOR will have the right to return its remaining inventory of the Products, subject to the terms and conditions of this Agreement. Following any expiration or termination of this Agreement, if requested in writing by INVO at its sole option, DISTRIBUTOR will within thirty (30) days of request return all unused Products in its inventory. Only if this Agreement expires or is terminated as contemplated by this Section, INVO will refund DISTRIBUTOR within thirty (30) days of receipt of such returned inventory the purchase price paid for such Products which exceeds all amounts due INVO under this Agreement or otherwise, provided that such Products are in salable condition.

3.     The termination or expiration of this Agreement will operate as a cancellation, as of the date of the termination, of all orders which have not been shipped by INVO to DISTRIBUTOR and, thereafter, INVO will not be obligated to fill such orders. DISTRIBUTOR will be not be obligated to take any orders that have not been shipped but will be required to pay for all Products shipped prior to delivery of notice of termination, that are not returned. Within thirty (30) days after the date of termination or expiration of the Agreement, DISTRIBUTOR will pay all outstanding invoices and deliver to INVO any and all other sums due INVO from DISTRIBUTOR under the Agreement and will return to INVO all trade secret and confidential information belonging to INVO, along with any and all sales aids which INVO may have supplied to DISTRIBUTOR under this Agreement.

4.     Upon the expiration or effective date of termination of this Agreement, DISTRIBUTOR will immediately remove from its premises, website and elsewhere all signs. promotion and advertising relating to being the non-exclusive distributor of INVO and the Products and will stop all use of the INVO Trademarks and all other trademarks and trade names identified with the Products. DISTRIBUTOR will also ensure that all such use by any assistant or subsidiary or others claiming rights from DISTRIBUTOR will also immediately cease and will no longer use, without INVO’s written consent, any name, title, or expression in connection with any business in which DISTRIBUTOR is engaged which, in the judgment of INVO, so nearly resembles any trademark or trade name, or part thereof, owned by INVO, including the INVO Trademarks, as to be likely to lead to confusion or uncertainty on the part of the public.

5.     Upon the expiration or effective date of termination of this Agreement, INVO will immediately remove from its premises, website and elsewhere all signs and advertising relating to DISTRIBUTOR and its affiliated businesses.

6.     It is understood by the Parties hereto that in the event of the termination of this Agreement or its expiration, INVO shall have no obligation whatsoever to reimburse or otherwise compensate DISTRIBUTOR, in whole or in part, for the capital or labor investment undertaken in connection with the storage or utilization of the Products, including without limitation its investment in personal or real property or any improvements thereto, any personnel employed by DISTRIBUTOR engaged in the use, handling, storage or utilization of the Products, for advertising, promotion or marketing efforts undertaken in connection with the Products, or to compensate or indemnify DISTRIBUTOR in any other way whatsoever, including without limitation on account of the loss of prospective profits on anticipated procedures, sales or commitments in connection with the business or goodwill of DISTRIBUTOR. DISTRIBUTOR acknowledges that (i) DISTRIBUTOR has no expectation and has received no assurances that its business relationship with INVO will continue beyond the stated term of this Agreement or it’s termination in accordance with the terms of this Agreement, or that any investment by DISTRIBUTOR in the promotion of Products will be recovered or recouped by virtue of this Agreement; and (ii) DISTRIBUTOR will not have or acquire any vested, proprietary or other right in the promotion of the INVO Procedure or Products or in any goodwill created by its efforts under this Agreement. THE PARTIES ACKNOWLEDGE THAT THIS SECTION HAS BEEN INCLUDED AS A MATERIAL INDUCEMENT FOR INVO TO ENTER INTO THIS AGREEMENT AND THAT INVO WOULD NOT HAVE ENTERED INTO THIS AGREEMENT BUT FOR THE LIMITATIONS OF LIABILITY OUTLINED IN THIS SECTION.

7.     The expiration or termination of this Agreement will not affect any existing obligation of either Party with respect to monies already owed or to Confidential Information (as defined below).

4.     TERMS AND CONDITIONS OF SALE TO DISTRIBUTOR

A.     Purchase Orders. DISTRIBUTOR will order Products from INVO and INVO will sell Products to DISTRIBUTOR pursuant to the terms and conditions in this Agreement. In the event of a conflict between the terms of purchase order and the terms of this Agreement, the terms of this Agreement will control. Each confirmed purchase order will be an agreement between DISTRIBUTOR and INVO for the delivery of Products in accordance with this Agreement. INVO may amend its terms and conditions of sale on notice to DISTRIBUTOR, and such amended terms and conditions will apply to all future orders placed by DISTRIBUTOR.

B.     Price. The price payable by DISTRIBUTOR for Products purchased from INVO will be the Wholesale Price outlined in Exhibit A to this Agreement. INVO may change the Wholesale Price, from time to time, in its sole discretions; provided that the new Wholesale Price will not be effective until thirty (30) days after INVO gives Distributer written notice of such change. The Price does not include handling, shipping and insurance charges, taxes, such as property, sales, use, or similar taxes. The payment of the full amount of all such fees, charges or taxes will be the responsibility of DISTRIBUTOR. If INVO is required to collect or pay any such fees, charges or taxes, the amounts so paid or collected will be billed to and reimbursed by DISTRIBUTOR. DISTRIBUTOR will provide INVO with appropriate sales tax exemption certificate numbers and forms along with other documentation satisfactory to the applicable taxing authorities to substantiate any claim of exemption from any such fees, charges or taxes.

C.     Payment. A defined terms credit limit will be established by INVO. Terms of payment are outlined in Exhibit A. Payment for all orders above the established credit limit will be paid in advance. All payments will be made in United States dollars. Failure to make any payment when due will be deemed a material breach of this Agreement and will entitle INVO to interest of overdue payments at the rate of 1.5% (one and one half percent) per month.

D.     INVO Remedies. In addition to any other legal or equitable remedies INVO may have, INVO reserves the right to refuse to accept or to cancel any orders placed by DISTRIBUTOR and accepted by INVO, or to refuse or delay shipment, if DISTRIBUTOR (i) fails to make any payment as provided for in this Agreement or an INVO invoice, (ii) fails to meet reasonable credit or financial requirements established by INVO, including any limitations on allowable credit, or (iii) otherwise fails to comply with the terms and conditions of this Agreement.

E.     Risk of Loss and Title to Products. Risk of loss or damage to the Products will pass to DISTRIBUTOR upon receipt and inspection of the delivered order, and INVO will have no further responsibility for any damages or losses to the Products, except when a defect is discovered upon opening a Product for immediate use, and then INVO will be responsible to replace any Product deemed defective or contaminated. For the shelf life of the Products, INVO will replace any Product that is deemed defective during this time frame. INVO and DISTRIBUTOR will work together to obtain insurance from an insurance company satisfactory to INVO covering the Products in the amount equal to the order price. Damaged product, returned to INVO, will be reimbursed at the production and packaging cost of $25.00 per INVOcell unit, not the order price. Unaccounted for units, not returned for any reason, will be charged the full order price per the contract.

Title to the Products will pass to DISTRIBUTOR when Products are loaded for shipment at the INVO facility, unless otherwise designated by INVO.

F.     Discontinued Licensing and Distribution. INVO reserves the right to discontinue the distribution of any Products at any time due to malpractice, misuse, or malfeasance and to cancel any orders for discontinued Products without liability of any kind to DISTRIBUTOR or to any other person. No such cancellation, refusal or delay will be considered to be a termination or breach of this Agreement by INVO.

G.     Changes to Products. It is understood that the basic specifications of any Product may be modified by INVO. INVO will notify DISTRIBUTOR of significant changes in specifications that will alter the use or handling of the Product.

5.     GENERAL CONDITIONS

A.     Sales Promotion. DISTRIBUTOR shall use its best efforts to promote, market and sell the Products to the Customers in the Territory, to meet the market demand for the Products for use in the Territory. DISTRIBUTOR shall refrain from misrepresenting the origin of the Products in such a way that would cause one to believe that the Products are manufactured or developed by anyone other than INVO. DISTRIBUTOR shall distribute the Products in the Territory so as to include all warnings and instructions necessary for the proper use of the Products and shall not make any warranty, express or implied, relating to the Products other than the warranty set forth in Section 5 (Q). Distributor shall only promote and market the Products for the approved indications as stated in the Product labeling.

B.     Promotional Materials. DISTRIBUTOR shall ensure that all advertising, promotional literature and packaging for the Products comply with all applicable laws and regulations. DISTRIBUTOR shall not use any advertising or promotional materials to promote the Products or any packaging that have not been approved in writing by INVO in advance.

C.     Registrations. DISTRIBUTOR will notify INVO promptly upon becoming aware of any additional governmental approval requirements with respect to the Products in the Territory. If additional governmental registrations, licenses, permits or approvals (collectively, “Registrations”) are required in the Territory, then DISTRIBUTOR shall, at its own expense, obtain the Registration that are necessary to permit the purchase, distribution and resale by DISTRIBUTOR of the Products in each country in the Territory. INVO shall reasonably cooperate with the DISTRIBUTOR in connection with obtaining the Registrations. All Registrations shall be owned by and made in the name of INVO. DISTRIBUTOR shall provide INVO with all tangible documents, records, and other property relating to the Registrations. DISTRIBUTOR shall have the right to maintain copies of all Registrations, as necessary for DISTRIBUTOR’s activities authorized hereunder. DISTRIBUTOR shall, at no cost to INVO, execute such documents and instruments and take such further actions as necessary or appropriate to evidence INVO’s ownership of the Registrations.

D.     Conduct of Business. DISTRIBUTOR shall conduct its business in a manner that reflects favorably at all times on the Products and the good name, goodwill and reputation of INVO. Without limiting the generality of the foregoing, DISTRIBUTOR shall (a) avoid deception, misleading or unethical practices that are or might be detrimental to INVO or the public, including but not limited to disparagement of INVO or the Products; (b) not publish or employ, or cooperate in the publication or employment of any misleading or deceptive advertising material; (c) make no representations, warranties or guarantees to third parties with respect to the specifications, features or capabilities of the Products that are inconsistent with any representations, warranties or guaranties regarding the Products that are expressly authorized by INVO; (d) use marketing and advertising efforts of high quality and good taste, and preserve the professional image and reputation of INVO and the Products; and (e) use professional and properly trained, as per INVO’s requirements, sales force to promote, market and sell the Products.

E.     Inventory. DISTRIBUTOR will maintain an adequate inventory of Products (and accessories) at all times. An "adequate inventory" is defined as an inventory that will allow DISTRIBUTOR to promptly and efficiently meet the demand of the INVO procedure in DISTRIBUTOR’s centers and by customers in the Territory. INVO will maintain an adequate inventory of Products (and accessories) at all times. An "adequate inventory" is defined as an inventory that will allow DISTRIBUTOR to efficiently meet the demand of the INVO procedure in the Territory.

F.     Other Regulations. DISTRIBUTOR will keep INVO currently informed, in writing, of all governmental and/or technical regulations that may apply to the Products in the Territory. INVO will determine whether any of the Products will be modified in order to conform to any such regulations, but INVO will not be required to modify any of the Products.

G.     Product Price. INVO will offer DISTRIBUTOR wholesale distributor pricing for the Products and DISTRIBUTOR will be required to re-sell Products in the Territory at a price not to exceed fair market value in the Territory. DISTRIBUTOR price list will be consistently maintained by DISTRIBUTOR. It must be approved and supplied to INVO annually as well be made available to INVO upon request.

H.     Regulatory Approvals; Compliance with Law.

1.     INVO represents and warrants that the INVOcell™ Product has received marketing clearance by the United States Food and Drug Administration (US FDA), and the company is ISO 13485 registered.

2.     DISTRIBUTOR, at its own expense, represents and warrants that it shall have in effect at all times during the Term of this Agreement all licenses, permits, certifications and authorizations from all federal, state, and local authorities necessary to the performance of its obligations under this Agreement and DISTRIBUTOR is responsible for complying with local laws regarding the use of the Products within the Territory. INVO will cooperate with the DISTRIBUTOR in obtaining any necessary approvals. DISTRIBUTOR will make sure that the INVO name is included in any approval obtained, as required by the governing authority.

3.     DISTRIBUTOR shall comply with all governmental laws, regulations, and orders that may be applicable to DISTRIBUTOR by reason of its execution of this Agreement, including, without limitation, any requirement to be registered as INVO’s independent distributor with any governmental authority, and including any and all laws, regulations, or orders that govern or affect the ordering, export, shipment, import, sale (including government procurement), delivery, or redelivery of the Products in the Territory. DISTRIBUTOR shall not engage in any course of conduct that, in INVO’s reasonable belief, would cause INVO to be in violation of the laws of any jurisdiction.

4.     DISTRIBUTOR represents and warrants that in the performance of its obligations under this Agreement, DISTRIBUTOR shall not act in any fashion or take any action which will render INVO liable for a violation of the U.S. Foreign Corrupt Practices Act (“FCPA”), which prohibits the offering, giving or promising to offer or give, directly or indirectly, money or anything of value to any official of a government, political party or instrumentality thereof in order to assist DISTRIBUTOR or INVO in obtaining or retaining business. INVO shall have the right to terminate this Agreement immediately if Distributor takes any action in violation of the U.S. FCPA. DISTRIBUTOR shall indemnify and hold INVO harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) relating to DISTRIBUTOR’s breach of this Section.

I.     Accurate Records; Reports of Operation.

1.     DISTRIBUTOR agrees to maintain accurate and complete books, records and accounts of transactions under this Agreement. DISTRIBUTOR will provide INVO with its actual and forecast usage, market trends for the utilization of Products, and such other information as INVO reasonably requests.

2.     The product is classified as a Medical Device in the Territory and as such proper record keeping and traceability information must be maintained by DISTRIBUTOR. DISTRIBUTOR will keep detailed traceable sales and distribution records maintained by Lot Number of every Products it receives for use with his/her own patients and the destination of any Products he/she distributes to customers in the Territory. Discarded Products must also be kept tracked and logged with their disposition. Distributor shall maintain its sales and distribution records for at least three (3) years following the date of sale and make records available for review by INVO upon request.

3.     DISTRIBUTOR is required to provide INVO quarterly activity reports within the close of the following month. These activity reports will be defined by both Parties. Items it may include are cycles started, cycles completed, number of clinical pregnancies, miscarriages, births - single and multiples. Any personally identifiable information or data covered under law, regulation, or standard such as HIPAA, must first be de-identified by the DISTRIBUTOR so that the original value is not recoverable prior to providing to INVO. INVO has the right to use the de-identified data provided in this activity report for any purpose.

J.     No Repackaging or Relabeling. All shipments of the products purchased by DISTRIBUTOR will be used by DISTRIBUTOR in their original configuration including the original labels provided by INVO.

K.     Advertising.

1.     Subject to Section 5 (L), all advertising by DISTRIBUTOR, its agents and employees will follow general advertising statements and specific instruction as to the use of INVO Trademarks and Branding (as hereinafter defined) provided by INVO see Exhibit D.

2.     The INVO name, Branding and the INVO Trademarks will be featured in advertising and promotion by DISTRIBUTOR targeted to the Territory with respect to the Products unless otherwise previously agreed upon in writing by INVO. DISTRIBUTOR is required to submit all INVO branded marketing materials of any type to INVO for approval. INVO may request DISTRIBUTOR to alter its advertising, and DISTRIBUTOR will comply with all such requests at its sole expense. INVO will provide approved copy of recommended materials bearing the INVO brand for use by the DISTRIBUTOR while this agreement is in effect.

3.     All marketing, promotional materials and advertising will be in compliance with regulations in the Territory and approved by INVO.

4.     DISTRIBUTOR agrees, upon request, to promptly discontinue any promotional activities, advertising or practice which INVO reasonably determines might mislead or deceive the public or which might be detrimental to the good name, trademarks, trade names, goodwill or reputation of INVO or the Products. DISTRIBUTOR may not advertise the Products outside the Territory. Any Product which DISTRIBUTOR advertises or otherwise represents to customers as being made by or obtained from INVO must in fact be so made or obtained.

5.     Social Media Advertising: DISTRIBUTOR agrees to establish social media business accounts used for business purposes only and ensure accounts only contain promotional information in compliance with current cleared product labeling per regulations in the Territory.

L.     Trademark License

1.     License. INVO hereby grants to Distributor a non-exclusive license to use the trademarks set forth on Exhibit D (“Licensed Marks”) in the Territory in connection with the promotion, distribution, and sale of the Products during the Term as contemplated by this Agreement. Distributor will conduct its business under its own trade name but may refer to itself as an authorized distributor of INVO and the Products in the Territory.

2.     Quality Control. In order to protect the goodwill associated with the Licensed Marks, Distributor shall use the Licensed Marks only in connection with goods produced and manufactured by INVO and sold by Distributor in the Territory in accordance with such guidance and directions furnished by INVO from time to time to ensure that the quality of the goods shall always be satisfactory to INVO. INVO shall be the sole judge of whether or not Distributor has met or is meeting the standards of quality so established. Distributor will permit duly authorized representatives of INVO to inspect the premises of and all forms of use of the Licensed Marks by Distributor at all reasonable times, for the purpose of ascertaining or determining compliance with these quality control measures.

3.     No Grant of License. Except for the limited rights granted to Distributor in Section above, nothing contained in this Agreement shall give Distributor or any other person or entity any rights or interest in any trade name, trademark, logo or other trade designation owned or used by INVO, and Distributor agrees that it will not at any time during or after termination of this Agreement assert or claim any interest in, or do anything which may adversely affect the validity or enforceability of, any trade name, trademark, logo or other trade designation belonging to INVO or the rights of INVO therein.

4.     Ownership. Distributor acknowledges and agrees that, as between INVO and Distributor, INVO owns and shall continue to own all right, title and interest in and to the Licensed Marks throughout the world, and to any registrations that have issued or may issue thereon. The Parties acknowledge that any and all goodwill arising from Distributor's use of the Licensed Marks shall inure to the benefit of INVO. Distributor agrees to cooperate and assist INVO in preserving INVO's interest in the Licensed Marks. Distributor agrees not to challenge INVO's ownership or validity of the Licensed Marks or any derivation thereof worldwide. Upon termination or expiration of this Agreement, Distributor shall cease all display, advertising and use of the Licensed Marks and shall not thereafter use, advertise or display any trade name, trademark, logo or other trade designation which is, or any part of which is, the same as or confusingly similar to any such trade name, trademark or other designation associated with INVO or the Products. Distributor shall not at any time use or register the Licensed Marks or any other trademark or trade name used by INVO, whether alone or in combination with other words or symbols, or any mark, name or logo which is, or any part of which is, confusingly similar to any designation associated with INVO or the Products. The provisions of this Section shall survive termination of this Agreement.

5.     Enforcement. If Distributor believes that a third party has violated or infringed, or threatens to violate or infringe the Licensed Marks, Distributor shall promptly notify INVO thereof and confer with INVO as to appropriate steps necessary to police such infringement.

M.     Commercial Practices. The DISTRIBUTOR will at all times respect the laws and rules of commerce and fair competition in the Territory. DISTRIBUTOR attests that it will not enter into exclusive agreements with customers to enforce the sale and use of only DISTRIBUTOR owned INVO Products in the Territory.

N.     Inspection. Upon request with reasonable notice, INVO and its representatives will have reasonable access, during normal working hours, to DISTRIBUTOR's place(s) of business to review DISTRIBUTOR's compliance with this Agreement.

O.     Cooperation with Complaints, Adverse Events and Recalls.

1.     DISTRIBUTOR will promptly notify INVO of all Product complaints or any regulatory/conformance issues that may affect the marketability of Products. INVO shall notify the appropriate regulatory agent(s) if required and shall conduct any safety investigations or other necessary follow-up activities. DISTRIBUTOR will provide any information essential to such activities. INVO will promptly notify DISTRIBUTOR if corrective action is necessary in the Territory.

2.     DISTRIBUTOR is required to report any adverse effect or event that occurs with the use of any Product immediately to INVO. INVO will have sole responsibility for reporting any adverse event associated with any Product to the applicable governmental authority.

3.     If INVO, or one of INVO suppliers, institutes a recall or notification campaign, or similar program, with respect to any one of the Products, DISTRIBUTOR will assist INVO in any and every way necessary to comply with the terms and goals of the notification campaign or program.

P.     Limited Warranty. INVO agrees to warrant the Products to DISTRIBUTOR in accordance with its limited warranty in effect at the time of shipment. INVO’s limited warranty may be changed by INVO at any time in its sole discretion upon thirty (30) days' written notice to DISTRIBUTOR. DISTRIBUTOR must extend to any patient or customer a warranty that is equal to or exceeds INVO’s limited warranty. In the event that DISTRIBUTOR offers a warranty that exceeds INVO’s limited warranty, DISTRIBUTOR will be exclusively responsible for such extended warranty, will support all consequences regarding the warranty and will hold INVO harmless with regard to any warranty related costs. INVO WILL HAVE NO LIABILITY TO DISTRIBUTOR, DISTRIBUTOR'S PATIENTS, CUSTOMERS OR OTHER THIRD PARTIES FOR CLAIMS OR DAMAGES OF ANY KIND, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES, OTHER THAN AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT. No employee, agent or representative of INVO has the authority to bind INVO to any oral representation or warranty concerning any Product sold. Any oral representation or warranty made prior to the purchase of any Product and not set forth in writing and signed by a duly authorized officer of INVO shall not be enforceable by DISTRIBUTOR. INVO makes no warranty and shall have no obligation with respect to expendable or consumable parts and supplies or with respect to damage caused by or resulting from accident, misuse, neglect or unauthorized installation, alterations or repairs to the Products.

INVO warrants to DISTRIBUTOR (purchaser of the product) for ninety (90) days from receipt of the Products, if used as authorized in accordance with INVO specifications, will not have significant defects in materials or workmanship that make the Product unusable. If the Product is deemed unusable or defective it will be replaced by INVO. INVO makes no warranty or representation that the Products will meet any customer specific requirements. INVO makes no warranty, implied or otherwise, regarding the performance or reliability of any Third-Party products such as culture medium. This limited warranty does not cover damage of any sort resulting from, but not limited to, accidents, improper storage, improper operation, alterations, tampering, abuse, neglect, fire, flood, war, or acts of God. Additionally, this limited warranty does not cover unintended use, failure to follow instructions for use (IFU), re-use, modification to the INVO procedure or unauthorized repair/modification of the Products. INVO EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

Q.     Warranty Return Procedures. DISTRIBUTOR shall be responsible for all communication concerning warranty claims, maintenance and support requests. DISTRIBUTOR shall comply with INVO’s current Product return procedure, which INVO may change from time to time. This procedure is called the Return Material Authorization (RMA) procedure. At its option, INVO shall replace defective Product(s) that are covered by INVO’s limited warranty and returned in accordance with INVO’s RMA procedure or provide a refund of the price paid to INVO for such Product. INVO shall pay freight charges on shipments to DISTRIBUTOR of the replaced Product(s) under warranty; however, DISTRIBUTOR shall pay all taxes if applicable and other charges on such shipments. Products that INVO determines are not defective, not under warranty or not returned in compliance with INVO’s return (RMA) procedure shall be returned to DISTRIBUTOR and DISTRIBUTOR shall pay all freight, insurance, taxes and other charges related to these Products. It is DISTRIBUTOR’s responsibility to manage its inventory of INVO Products. Any Products that exceed the expiration date (shelf life) may be used for demonstration purposes and training only.

R.     Indemnification.

1.     DISTRIBUTOR will defend, indemnify and hold harmless INVO, its officers, directors, their successors, representatives and assigns, and INVO affiliated companies against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys' fees and expenses), which they, or any of them are or become liable for, or may incur, or be compelled to pay by reason of any acts, whether of omission or commission, that may be committed or suffered by DISTRIBUTOR, any of its servants, affiliates or employees or any other persons who are connected with the use of the Products in connection with the performance of this Agreement. DISTRIBUTOR releases INVO and its affiliated companies from any direct, collateral, incidental or consequential damages, whether for personal injury or property damage, in connection with DISTRIBUTOR's or such other persons' use or other disposal of any Product.

2.     INVO will defend, indemnify and hold harmless DISTRIBUTOR, its officers, directors, their successors, representatives and assigns, and DISTRIBUTOR affiliated companies against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys' fees and expenses), which they, or any of them are or become liable for, or may incur, or be compelled to pay by reason of any acts, arising from INVO’s breach of this Agreement. INVO releases DISTRIBUTOR and its affiliated companies from any direct, collateral, incidental or consequential damages, whether for personal injury or property damage, in connection with INVO's or such other persons' sale or other disposal of any Product, except for such damages as are covered by insurance. DISTRIBUTOR will not be liable to INVO for any claim arising from or based upon the manufacture of INVOcell Product. The provisions of this Section will survive the termination of this Agreement. INVO will not be liable to DISTRIBUTOR for any claim arising from or based upon the combination or use of any Product with other products not supplied by INVO, or arising from any alteration, modification or misuse by DISTRIBUTOR or others of Products or by an error committed during an INVO procedure. The provisions of this Section will survive the termination of this Agreement.

S.     Status of the Parties. DISTRIBUTOR and DISTRIBUTOR’s employees are in no way the sales representatives or agents of INVO for any purpose whatsoever and have no right or authority to represent themselves or act as such or in any way to bind INVO to any obligation to a third Party, and they will not assume or create in writing or otherwise any obligation of any kind, express or implied, in the name of or on behalf of INVO, unless specifically authorized to do so in writing by INVO and in accordance with the conditions specified by INVO.

T.     Independent Contractor. DISTRIBUTOR warrants and agrees that it will be at all times an independent contractor, and that it will do business at its own risk and for its own profit and not as a joint venture, agent or employee of INVO or of any of its affiliated companies. DISTRIBUTOR and employees will not be entitled to any benefits, privileges or compensation given or extended by INVO to INVO’s employees. All personnel of DISTRIBUTOR will be deemed to be DISTRIBUTOR's employees exclusively, and their entire management, direction and control will be the responsibility of DISTRIBUTOR.

U.     Limitation of Actions. Any cause of action for breach of warranty must be brought by DISTRIBUTOR, if at all, within fifteen (15) days from the date the cause of action occurred.

6.     REPRESENTATIONS AND WARRANTIES OF DISTRIBUTOR

A.     DISTRIBUTOR specifically represents, warrants and agrees to the following and agrees to indemnify, defend and hold INVO and its affiliated companies harmless from the results of any failure on its part to comply with the following:

1.     DISTRIBUTOR will comply in all respects with all federal and state laws and regulations and standards applicable to its activities under this Agreement as such laws, regulations and standards may be amended from time to time ("Applicable Law") and will conduct its activities in accordance with professional business practices of honesty and integrity. In that connection, the DISTRIBUTOR represents and agrees: (1) That it will from time to time confirm to INVO, upon written request by INVO, that it is in compliance with Applicable Law, the Code of Conduct, and any other INVO policies, protocols and procedure relating to the transaction of business in the Territory that has been communicated to the DISTRIBUTOR; and (2) That none of its partners, owners, principals, officers or staff members are officials, officers or representatives of any government or political Party or a candidate for political office, and no part of the fees it is to receive under the terms of this Agreement will be used for any purpose which would violate Applicable Law.

2.     Distributor will employ its own personnel well-trained on regulatory compliance issues to perform DISTRIBUTOR’S marketing, contract negotiations, and billing and collections activities.

3.     DISTRIBUTOR will enter into its own contracts with customers and vendors, and will maintain, manage and ship Products from its own inventory.

4.     DISTRIBUTOR represents and warrants that it is adequately and appropriately capitalized and insured, as reasonable and customary for a medical device distributor with significant investment.

5.     DISTRIBUTOR will be responsible for any and all expenses, charges, fees, and taxes that may be levied or imposed by any authority within the Territory or elsewhere, upon DISTRIBUTOR by reason of its activities under this Agreement.

6.     DISTRIBUTOR will ensure use of the Products and INVO procedures for patients of its affiliates or any medical practice or facility sharing common ownership with Distributor (“Affiliated Provider”), in all instances, are medically necessary to provide fertility treatment.

7.     DISTRIBUTOR and/or any Affiliated Provider will disclose the financial relationship created by this Agreement to any of Affiliated Provider’s patients relating to such patient’s choice of INVOcell and INVO procedure as a fertility treatment option.

8.     DISTRIBUTOR represents and warrants that he/she has full power and authority to enter into and perform its obligations under this Agreement, and that its performance will not conflict with or constitute a breach of or default under any existing contract, promise or obligation of DISTRIBUTOR.

7.     RESPONSIBILITIES OF INVO

A.     INVO will furnish to DISTRIBUTOR current information on procedures, protocols, Products, any information changes concerning the Products and will inform DISTRIBUTOR of all changes to the Price outlined in Exhibit A.

B.     INVO will cooperate with DISTRIBUTOR in promoting the use of the Products and will supply DISTRIBUTOR with copy of product bulletins, advertising material copy, published literature and other sales promotion aids, in the English language, of a type as INVO believes will allow DISTRIBUTOR to reproduce to enhance the marketing and marketability of the Products and INVO Procedure’s adoption. The shipping costs, taxes, and other applicable expenses of such materials will be paid by DISTRIBUTOR. INVO will furnish to DISTRIBUTOR, upon request, photographs, retouching, negatives or engravings from INVO available stock, but DISTRIBUTOR will pay for all literature or advertising in which it uses any such materials.

C.     INVO will furnish to the DISTRIBUTOR such technical and clinical advice, assistance and support as INVO believes is reasonable to enable DISTRIBUTOR to use the Products, but INVO may bill DISTRIBUTOR for outside costs for such material (e.g., Instructions for Use manuals - IFU). If at any time other than as previously scheduled by INVO, it is requested for an INVO employee or agent to travel to DISTRIBUTOR's facility in connection with such use, clinical or technical training, DISTRIBUTOR will reimburse INVO for all reasonable costs incurred in connection with such visit.

8.     MINIMUM PURCHASE AMOUNTS

A.     During the term of this Agreement, DISTRIBUTOR agrees to purchase from INVO a minimum of Products, outlined in Exhibit C Milestones. DISTRIBUTOR expressly acknowledges that such commitment is a reasonable estimate of the number of Products it can distribute within the Territory.

9.     USE OF OTHER PRODUCTS

A.     Upon termination of the Agreement by DISTRIBUTOR or INVO for cause, DISTRIBUTOR will not, without INVO’s prior written consent, during the term of this Agreement, and for two years after its termination, use, manufacture, aid in the manufacture, export, sell, distribute or otherwise handle competing products or offer competing in-vivo intravaginal fertility services in the Territory or directly or indirectly facilitate or promote the use, distribution or sale of any competing products or hold or acquire, directly or indirectly, any participation in any organization or entity using, selling, distributing or otherwise handling competing products or manufacture or reproduce, in whole or in part, any Products, unless otherwise agreed to in writing prior to the execution of this agreement. For the purposes hereof, "competing products" means any products similar to any of the Products manufactured by INVO or which can be put to identical or similar in-vivo intravaginal fertility procedure uses or which might compete with or hinder the sale of such Products and INVO Procedures. Non-compliance by DISTRIBUTOR with the provisions of this Section during the term of this Agreement will constitute an incurable default under this Agreement.

B.     If this Section or any part of it is held by a court or arbitration panel, administrative body or governmental agency of competent jurisdiction to be invalid, illegal or unenforceable for any reason, it is agreed that within such jurisdiction the restrictions set forth in Section 9 will automatically be considered modified to embrace the greatest possible time and area of restriction then permitted under applicable law, and such invalidity, illegality or unenforceability will not impair the enforceability of these restrictions as so modified nor in any manner otherwise affect the remaining provisions of this Agreement.

10.     TECHNICAL INFORMATION; CONFIDENTIALITY

A.     INVO will furnish to DISTRIBUTOR technical information to assist DISTRIBUTOR in the use of the Products. DISTRIBUTOR acknowledges that all technical and commercial information and know-how (collectively, "Confidential Information") furnished by INVO and its affiliated companies to DISTRIBUTOR during the term of this Agreement is proprietary and is of a highly confidential and secret nature.

B.     Both Parties agree that all Confidential Information provided by both is given and received in strict confidence and are to be used by both Parties solely for the purpose of carrying out this Agreement. Both Parties will keep in strict confidence the Confidential Information and will not, for any reason whatsoever, reveal, disclose, sell or transfer any part of such Confidential Information, directly or indirectly, to its own employees or agents or to any third Party except as permitted by the terms of this Agreement.

C.     In the performance of its obligations under this Section, both Parties will at its own cost take all precautions and steps which may be reasonably requested in order to protect Confidential Information (including the bringing of legal action in order to ensure that others respect this undertaking of confidentiality). Nothing in this Agreement should be interpreted as prohibiting either Party from bringing such legal actions at its own expense within or outside the Territory as it may choose.

D.     Both Parties will have the right to disclose Confidential Information to those of its employees and any subsidiaries who require the information and both Parties agree to exercise a high degree of care in the selection of its employees and subsidiaries and agents to whom Confidential Information will be disclosed, and to bind them to obligations of confidentiality at least as stringent as those provided for in this Agreement. Both Parties will indemnify and hold the other Party harmless for the consequences of any unauthorized disclosure or misuse of such Confidential Information.

E.     Both Parties obligations set forth in this Section will survive and remain in effect even after the expiration or the termination of the present Agreement.

F.     It is expressly agreed that the obligations of both Parties to maintain the confidentiality of Confidential Information under this Section will not apply to any information which:

(a)	was in the public domain at the time of disclosure to the other Party;

(b)	was in the possession of the other Party without binder of secrecy prior to disclosure to it; or

(c)	though confidential at the time of disclosure, subsequently becomes part of the public domain through no fault of the either Party.

G.     Each will immediately inform the other if it becomes aware of any violations of Confidential Information rights within the Territory. If either, after consultation with the other Party but in its entire discretion, decides to institute a legal action in its own name, it may do so at its own expense. The other Party may participate in such legal action at its own cost. The initiating Party will have the final decision with regard to the conduct of all such legal actions and will retain all settlements, recoveries and judgments arising from such actions, after reimbursement to the other Party for out-of-pocket expenses, if any, incurred by the other Party in connection with legal action taken at the initiating Party’s specific request. If the other Party decides not to participate in such legal action, it will cooperate with the initiating Party and assign to the initiating Party any claims it may have, without compensation.

H.     Both Party's obligations upon the expiration or termination of the Agreement are to return all confidential information and documents.

11.     TRADEMARKS, BRANDING and PATENT RIGHTS

A.     DISTRIBUTOR acknowledges that the trademarks, trade names, branding and logos used by INVO in promoting its products and services (the "INVO Trademarks") are the exclusive property of INVO and/or its affiliated companies. DISTRIBUTOR undertakes throughout the term of this Agreement to display the INVO Trademarks in publications, signs and displays and in other suitable advertising and sales promotion media of all types in association with the names and/or illustrations of the INVO Procedure, and the Products which are manufactured by INVO or its affiliated companies (the "INVO Products") or such Products themselves only in a manner that is in compliance with such rules and regulations regarding their use as INVO provides to DISTRIBUTOR. Neither DISTRIBUTOR nor any assistant, employee or affiliate/subsidiary of DISTRIBUTOR will acquire any right or interest whatsoever, as a result of this Agreement, in any patents, the INVO Trademarks or other trademarks, trade names, branding, logos owned by INVO or its affiliated companies or other industrial property rights of INVO or its affiliated companies or will use same in any manner except as explicitly authorized by INVO.

B.     If any case of unfair competition or infringement by third Parties in the Territory of the INVO Trademarks or other trade names, trademarks, branding or other industrial property rights of INVO or its affiliated companies or of the manufacturers of Products which are not INVO Products comes to the knowledge of DISTRIBUTOR, the latter will inform INVO immediately. INVO will, at its own discretion, decide whether it will prosecute any such case of which it is so notified and in what manner it will prosecute. At the request of INVO, DISTRIBUTOR will assist INVO to the best of its ability.

C.     DISTRIBUTOR may directly or indirectly, in whole or in part use any of the INVO Trademarks, branding or any other trademark, branding or trade name that is now or may hereafter be owned by INVO or its affiliated companies as part of DISTRIBUTOR's corporate or business name, or in away in connection with DISTRIBUTOR's business. INVO will specifically consent to all uses in writing.

D.     DISTRIBUTOR acknowledges that any patent developed by or during the DISTRIBUTOR’s Agreement for any use of, with or for the INVOcell device or INVO procedure will be owned by INVO, Inc.

E.     DISTRIBUTOR acknowledges that any breach of its obligations regarding INVO Confidential Information will cause INVO irreparable injury for which there are no adequate remedies at law, and therefore INVO will be entitled to equitable relief in addition to all other remedies provided by this Agreement or available at law.

12.     NOTICES

Any notice regarding this Agreement should be in writing and should be sent by fax or by registered or certified mail, postage prepaid, to the Party notified, addressed to the Party at its address or fax number outlined below, or any updated address or fax number that the Party may have submitted in writing to the other Party:

INVO:	INVO Bioscience, Inc.
Attn: Chief Executive Officer 5582 Broadcast Court Sarasota, FL 34240 USA Fax: (978) 878-9505

DISTRIBUTOR:	Tasnim Behboud Arman
Unit 6, No. 78, Karimi St. Mousivand St., Shariati St. Tehran, IRAN

13.     ENTIRE AGREEMENT; MODIFICATIONS

This Agreement and Exhibits attached form the entire Agreement and understanding between the Parties regarding this license and distributorship relationship. This Agreement may only be amended by a writing signed by duly authorized representatives of both Parties.

14.     FORCE MAJEURE

Neither Party will be liable for any claim regarding a failure to perform under this Agreement if the failure to perform is due to any cause beyond the Party's reasonable control, including without limitation, acts of God, and acts of civil or military authority, labor disputes, fire, riots, civil commotions, sabotage, war, embargo, blockade, floods, epidemics, power shortages, or governmental restrictions.

15.     ENGLISH LANGUAGE TEXT

This Agreement has been executed in the English language, and any interpretation or construction of this Agreement should be based on the English language text.

16.     APPLICABLE LAW

This Agreement will be governed by and construed in accordance with the laws of the State of Florida without giving effect to principles of conflicts of law. The Parties also agree that all sales made by INVO to DISTRIBUTOR during the term of this Agreement will be made, if made, by the acceptance by INVO of orders in the State of Florida. This Agreement will not be subject to the United Nations Convention for the International Sale of Goods. Exclusive jurisdiction of any disputes under this Agreement will lie in the State of Florida, United States of America.

17.     ASSIGNABILITY; SUCCESSORS AND ASSIGNS

This Agreement and the rights and obligations of DISTRIBUTOR outlined in this Agreement are not assignable by DISTRIBUTOR, by operation of law or otherwise, without the prior written consent of INVO, Inc. Any attempted assignment in violation of this Section will be considered void. INVO will have the right, without notice to DISTRIBUTOR, to assign all or any part of its rights and obligations under this Agreement, but only to one of its affiliated companies. It is expressly agreed that this Agreement will be binding on and will benefit the successors and permitted assigns of the Parties.

18.     WAIVER

The failure of either Party at any time to require performance by the other Party of any provision in this Agreement will not affect the full right to require such performance at a future date, and a waiver of any one breach should not be considered a waiver of any other breaches.

19.     EQUITABLE RELIEF

Both Parties acknowledges that any breach of its obligations regarding Confidential Information and Trademarks will cause the other Party irreparable injury for which there are no adequate remedies at law, and therefore the breached Party will be entitled to equitable relief in addition to all other remedies provided by this Agreement or available at law.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized respective officers as of the Commencement Date.

DISTRIBUTOR	INVO Bioscience, Inc.

/s/ Dr Jafar Razavi	/s/ Michael J. Campbell

By: Dr. Jafar Razavi	By: Michael Campbell
Title: CEO	Title: COO
Date: 25th Nov 2020	Date: 12/2/2020